Exhibit 99.1
BeautyHealth Reports Full Year and Fourth Quarter 2022 Financial Results
•Delivers +41% year-over-year topline growth for the year and exceeds market expectations for eighth consecutive quarter
•Increases adjusted EBITDA +46% year-over-year, landing within guided annual range
•Sets 2023 profitable growth targets on strategy to increase operating leverage and accelerate in China, confirms long-range 2025 guidance

Long Beach, Calif., February 28, 2023 – The Beauty Health Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced financial results for the full year and fourth quarter ended December 31, 2022. Full year 2022 net sales of $365.9 million increased +41% relative to 2021, and fourth quarter net sales of $98.1 million increased +26%, revealing consistent mid-to-high double-digit quarterly growth year-over-year.

The Company delivered net income of $44.4 million and adjusted EBITDA of $47.7 million for the full year, up +46% relative to 2021, and net income of $3.8 million and adjusted EBITDA of $16.3 million for the fourth quarter, up +92% relative to the fourth quarter of 2021. Fiscal year 2022 adjusted EBITDA was within the previously guided $45 million to $50 million range, despite a slower than expected reopening and delayed return on planned investment in China.

On continued momentum and demand for its differentiated offering, BeautyHealth expects 2023 net sales of $450 million to $470 million, and affirms its 2023 18% to 20% adjusted EBITDA margin target. BeautyHealth also confirms its long-range 2025 guidance of $600 million to $700 million in net sales and 25% to 30% adjusted EBITDA margin introduced during its Investor Day in September 2022.

“I am proud of the significant progress our team made this year. We achieved strong annual sales growth, launched Hydrafacial Syndeo, our innovative next generation delivery system, and continued to build the world’s premiere skincare booster portfolio,” said BeautyHealth President and Chief Executive Officer Andrew Stanleick. “We enter 2023 from a position of strength, having invested to expand our global capabilities and scale. As planned, we are now turning our focus to driving profitable growth and flawlessly executing our international Syndeo launch in the second quarter.”

Full Year 2022 Summary
•Global performance:
◦Record global net sales of $365.9 million, +41% relative to 2021
◦$250.3 million and $267.2 million gross margin and adjusted gross margin, respectively, resulting in a 149bps and 103bps year-over-year decline in gross margin and adjusted gross margin, respectively. The decline was primarily driven by trade-up volumes, premiums paid on accelerated manufacturing and shipping associated with Syndeo’s US launch and international launch readiness, global supply chain challenges, inflationary pressures and foreign exchange headwinds
◦Net income and adjusted net income of $44.4 million and $9.1 million, respectively, compared to net loss and adjusted net income of ($375.1) million and $4.5 million in 2021, respectively
◦Adjusted EBITDA of $47.7 million, +46% relative to 2021 despite China’s zero-Covid policy and foreign exchange headwinds encountered during the year
•Double digit net sales growth across all regions:
◦Americas: $243.2 million, +44% year-over-year, fueled by strong Syndeo performance and continued conquest of new providers
◦APAC: $54.3 million, +24% year-over-year, even with the prolonged impact of China’s zero-Covid policy and lagging consumer mobility
◦EMEA: $68.3 million, +46% year-over-year, despite foreign exchange headwinds
•Record single-year delivery system sales:
◦8,492 delivery systems sold, including 1,793 trade-ups, representing +37% delivery systems volume growth compared to 2021
◦Total net global delivery system install base of 25,336 systems as of December 31, 2022
•Key strategic initiatives:

◦Introduction of Syndeo, the revolutionary next generation, digitally connected Hydrafacial delivery system
◦Driving consumables growth with an active R&D pipeline of co-created boosters, including launches with JLO Beauty, Murad Skincare, Dr. BABOR Skincare and Glytone
◦Significant global expansion and infrastructure investments made in system implementation, value engineering efforts, global commercial infrastructure, senior talent and readying production in China

Key Operational and Business Metrics

	Three Months Ended December 31,		Year Ended December 31,
Unaudited (dollars in millions)	2022	2021	2022	2021
Delivery Systems net sales	$50.7	$42.7	$206.2	$139.5
Consumables net sales	47.4	35.2	159.6	120.6
Total net sales	$98.1	$77.9	$365.9	$260.1
Gross profit	$65.2	$56.8	$250.3	$181.8
Gross margin	66.4%	72.9%	68.4%	69.9%
Net income (loss)	$3.8	$(17.3)	$44.4	$(375.1)
Adjusted net income (loss)*	$7.4	$1.6	$9.1	$4.5
Adjusted EBITDA*	$16.3	$8.5	$47.7	$32.7
Adjusted EBITDA margin*	16.6%	10.9%	13.0%	12.6%
Adjusted gross profit*	$70.9	$59.6	$267.2	$192.6
Adjusted gross margin*	72.3%	76.5%	73.0%	74.1%
*See "Non-GAAP Financial Measures" below.

Fourth Quarter 2022 Summary
•Net sales of $98.1 million increased +26% in Q4 2022 compared to $77.9 million in Q4 2021, driven by strength across delivery systems and consumables
◦Delivery Systems net sales increased +19% to $50.7 million in Q4 2022 compared to Q4 2021. The Company sold 2,067 Delivery Systems during the quarter
◦Consumables net sales increased +35% to $47.4 million in Q4 2022 compared to Q4 2021
◦Net sales in the Americas region increased +29% to $64.9 million in Q4 2022 compared to Q4 2021, driven by strength in Syndeo placements and the expansion to new providers
◦Net sales in the APAC region increased +33% to $15.9 million in Q4 2022 compared to Q4 2021, despite the impact of China’s zero-Covid policy and lagging consumer mobility in China
◦Despite foreign exchange rate headwinds, net sales in the EMEA region increased +12% to $17.3 million in Q4 2022 compared to Q4 2021, driven by strong performance across the region
•Gross margin was 66.4% in Q4 2022 compared to 72.9% in Q4 2021, and adjusted gross margin was 72.3% in Q4 2022 compared to 76.5% in Q4 2021, with the changes due to costs associated with Syndeo’s US launch and international launch readiness (including trade-up volumes and premiums paid on accelerated manufacturing and shipping), global supply chain challenges, inflationary pressures and foreign exchange headwinds
•Selling and marketing expenses were $39.0 million in Q4 2022 compared to $37.1 million in Q4 2021, primarily driven by increases in sales commissions associated with higher revenues partially offset by leverage of fixed marketing investment
•Operating loss was $3.8 million in Q4 2022 compared to an operating loss of $7.2 million in Q4 2021, primarily due to increased revenue from higher volumes of delivery systems and consumables sold. The operating loss in Q4 2022 includes approximately $2.8 million in patent litigation expenses and approximately $2.4 million in non-recurring Syndeo initial program logistics and services costs
•Net income was $3.8 million in Q4 2022 compared to a net loss of $17.3 million in Q4 2021, and adjusted net income was $7.4 million in Q4 2022 compared to adjusted net income of $1.6 million in Q4 2021. The increase was primarily due to an increase in other operating income and fluctuations in the change of fair value of our warrant liabilities

•Adjusted EBITDA was $16.3 million in Q4 2022, or +92% compared to adjusted EBITDA of $8.5 million in Q4 2021. Adjusted EBITDA grew despite China’s zero-Covid policy and foreign exchange headwinds encountered during the year

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were approximately $568.2 million as of December 31, 2022 compared to approximately $901.9 million as of December 31, 2021. Cash and cash equivalents decreased during the year primarily due to $200.0 million in accelerated share repurchase programs and the purchase of inventory to prepare for anticipated future sales growth and the international launch of Syndeo in the second quarter of 2023.

Warrants and Shares Outstanding
The Company had approximately 7.0 million private placement warrants and approximately 132.2 million shares of Class A common stock outstanding as of December 31, 2022. During the fourth quarter of 2022, the Company completed its first $100.0 million accelerated share repurchase transaction, which was announced September 27, 2022, and retired a total of approximately 9.3 million shares. The Company expects to complete its second $100.0 million accelerated share repurchase transaction, which was announced on November 10, 2022, by the end of the second quarter of 2023.

2023 Outlook
BeautyHealth expects net sales in the range of $450 to $470 million for fiscal 2023, reflecting management's confidence in the business as the Company executes against its growth plan. The Company is also reiterating its outlook for fiscal 2023 adjusted EBITDA margin of 18% to 20% and its fiscal 2025 long-range outlook of $600 million to $700 million net sales and 25% to 30% adjusted EBITDA margin originally announced at its 2022 Investor Day. The Company also expects fiscal 2023 gross margin to exceed fiscal 2022 gross margin, driven by gross margin expansion in the second half of 2023.

BeautyHealth’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The outlook assumes no material deterioration in general market conditions or other unforeseen circumstances beyond our control and does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account any acquisitions, dispositions or financings during 2023. In addition, given the uncertainty in the environment in which BeautyHealth is operating, the Company remains cautious of the potential risk for further market closures or other restrictive measures from existing or new COVID-19 strains and the uneven global rollout and adoption of vaccines, as well as inflationary headwinds related to higher raw material, shipping and labor costs. BeautyHealth’s outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Conference Call
BeautyHealth will host a conference call on Tuesday, February 28, 2022, at 8:30 a.m. ET to review its full year and fourth quarter financial results. The call may be accessed via live webcast through the "Events & Presentations" page under "News & Events" on our Investor Relations website at https://investors.beautyhealth.com/. A replay of the conference call will be available approximately three hours after the conclusion of the call and can be accessed online at https://investors.beautyhealth.com/.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as adjusted net income (loss), adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, and adjusted gross margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. Management believes that these non-GAAP financial measures, when reviewed collectively with the company’s GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. These non-GAAP financial measures should not be considered as an alternative to GAAP financial information or as an indication of operating performance or any other measure of performance derived in accordance with GAAP, and may not provide information that is directly comparable to that provided by other companies in its industry, as these other companies may calculate non-GAAP financial measures differently, particularly related to non-recurring, unusual items.

The Company does not provide a reconciliation of its fiscal 2023 adjusted EBITDA guidance to net income (loss), the most directly comparable forward looking GAAP financial measure, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which cannot be done without unreasonable efforts, including adjustments that could be made for changes in fair value of warrant liabilities, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, gains/losses on foreign currency, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The Company's fiscal 2023 adjusted EBITDA guidance is merely an outlook and is not a guarantee of future performance. Stockholders should not rely or place an undue reliance on such forward-looking statements. See “Forward-Looking Statements” for additional information.

Adjusted Gross Profit and Adjusted Gross Margin
Management uses adjusted gross profit and adjusted gross margin to measure profitability and the ability to scale and leverage the costs of delivery systems and consumables. The continued growth of delivery systems is expected to improve adjusted gross margin, as additional delivery systems sold will increase the Company’s recurring consumables net sales, which has higher margins.

Management believes adjusted gross profit and adjusted gross margin are useful measures to the Company and its investors to assist in evaluating operating performance because they provide consistency and direct comparability with past financial performance and between fiscal periods, as the metrics eliminate the effects of amortization, depreciation, and stock-based compensation, which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance, and other one-time and non-recurring expenses such as write-offs of discontinued product and non-recurring Syndeo initial program logistics and service costs. Adjusted gross margin has been and will continue to be impacted by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on delivery systems, and new product launches. Management expects adjusted gross margin to fluctuate over time depending on the factors described above.

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three months ended December 31,		Year ended December 31,
Unaudited (in thousands)	2022	2021	2022	2021
Net sales	$98,133	$77,889	$365,876	$260,086
Cost of sales	32,959	21,128	115,536	78,259
Gross profit	$65,174	$56,761	$250,340	$181,827
Gross margin	66.4%	72.9%	68.4%	69.9%
Adjusted to exclude the following:
Write-off of discontinued product (1)	$—	$—	$2,048	$—
Non-recurring Syndeo initial program logistics and service costs (2)	2,400	—	2,400	—
Stock-based compensation expense included in cost of sales	215	183	839	405
Depreciation and amortization expense included in cost of sales	3,119	2,651	11,576	10,398
Adjusted gross profit	$70,908	$59,595	$267,203	$192,630
Adjusted gross margin	72.3%	76.5%	73.0%	74.1%
___________________
(1)    Primarily represents a one-time write-off primarily related to the discontinued Glow & Go pilot program.
(2)    Primarily represents costs associated with Syndeo's US launch and international launch readiness, including premiums paid on accelerated manufacturing and shipping.

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted net income, adjusted EBITDA, and adjusted EBITDA margin are key performance measures that management uses to assess the Company's operating performance. Because adjusted net income, adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, management uses these measures for business planning purposes.

Management also believes this information will be useful for investors to facilitate comparisons of operating performance and better identify trends in the business. Management expects adjusted EBITDA margin to increase over the long-term, as the Company continues to scale its business and achieve greater operating leverage.

The Company calculates adjusted net income as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants; change in fair value of earn-out shares liability; amortization expense; loss on disposal of assets; stock-based compensation expense; interest income; other expense, net; management fees incurred from historical private equity owners; transaction related costs (including transactions costs with respect to the Business Combination), non-recurring patent litigation fees; reorganization fees such as employee severance, executive recruiting fees and executive signing bonuses; other non-recurring and one-time fees such as Syndeo initial program logistics and service costs and refinancing costs associated with amending our credit agreement; and the aggregate adjustment for income taxes for the tax effect of the adjustments described above.

The Company calculates adjusted EBITDA as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants; change in fair value of earn-out shares liability; amortization expense; loss on disposal of assets; stock-based compensation expense; interest income; other expense, net; management fees incurred from historical private equity owners; transaction related costs (including transactions costs with respect to the Business Combination), non-recurring patent litigation fees; reorganization fees such as employee severance, executive recruiting fees and executive signing bonuses; other non-recurring and one-time fees such as Syndeo initial program logistics and service costs and refinancing costs associated with amending our credit agreement; the aggregate adjustment for income taxes for the tax effect of the adjustments described above; depreciation expense; interest expense; net foreign currency (gain) loss, net; and the remaining benefit for income taxes.

The following table reconciles BeautyHealth’s net income (loss) to adjusted net income (loss) and adjusted EBITDA for the periods presented:

	Three months ended December 31,		Year ended December 31,
Unaudited (in thousands)	2022	2021	2022	2021
Net income (loss)	$3,815	$(17,311)	$44,384	$(375,108)
Adjusted to exclude the following:
Change in FV of warrant liability	(6,822)	5,982	(78,343)	277,315
Change in FV of earn-out shares liability	—	—	—	47,100
Amortization expense	4,121	3,943	15,709	13,297
Loss on disposal of assets	542	—	5,239	—
Stock-based compensation expense	7,619	3,794	28,495	12,418
Interest income	(5,565)	—	(9,175)	(39)
Other expense, net	1,270	160	1,650	4,489
Management fees (1)	—	—	—	209
Transaction related costs (2)	20	2,600	3,051	34,913
Non-recurring patent litigation fees	2,797	—	3,797	—
Re-organization fees (3)	276	1,997	3,582	1,997
Other non-recurring and one-time fees (4)	2,764	1,326	4,905	2,020
Aggregate adjustment for income taxes	(3,443)	(881)	(14,187)	(14,133)
Adjusted net income (loss)	$7,394	$1,610	$9,107	$4,478
Depreciation expense	1,895	2,040	7,164	4,486
Interest expense	3,395	3,488	13,392	11,777
Foreign currency (gain) loss, net	1,364	(594)	3,164	69
Remaining benefit for income taxes	2,221	1,944	14,835	$11,891
Adjusted EBITDA	$16,269	$8,488	$47,662	$32,701
Adjusted EBITDA margin	16.6%	10.9%	13.0%	12.6%
___________________
(1)Represents quarterly management fees paid to the former majority shareholder of Hydrafacial based on a pre-determined formula. Following the Business Combination, these fees are no longer paid.
(2)For the three months and year ended December 31, 2022, such amounts primarily represent direct costs incurred in relation to potential acquisitions. For the year ended December 31, 2021, such amounts primarily represent direct costs incurred with the Business Combination and to prepare Hydrafacial to be marketed for sale by Hydrafacial’s shareholders in previous periods.
(3)For the three months and year ended December 31, 2022, such costs primarily represent executive recruiting fees, severance fees and a CEO sign-on bonus. For the three months and year ended December 31, 2021, such costs primarily represent executive recruiting and severance fees.
(4)For the three months and year ended December 31, 2022, such costs primarily represent costs associated with Syndeo’s US launch and international launch readiness, including premiums paid on accelerated manufacturing and shipping, and refinancing costs associated with our credit agreement. For the three months ended and year ended December 31, 2021, such costs primarily represent one-time retention awards related to the distributor acquisitions.

About the Business Combination
On May 4, 2021, Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), a special purpose acquisition company, completed the previously announced business combination (the “Business Combination”) with Edge Systems LLC d/b/a The Hydrafacial Company (“Hydrafacial”). In connection with the Business Combination, Vesper Healthcare changed its name to The Beauty Health Company, and LCP Edge Intermediate, Inc., the indirect parent of Hydrafacial, became an indirect subsidiary of BeautyHealth. For fiscal periods following the date of completion of the Business Combination, financial results are reported by The Beauty Health Company on a consolidated basis.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering beauty health experiences that help consumers reinvent their relationship with their skin, bodies and self-confidence. Our flagship brand, Hydrafacial, created the category of hydradermabrasion by using a patented vortex-fusion delivery system to cleanse, extract, and hydrate the skin with proprietary solutions and serums. Hydrafacial provides a non-invasive and approachable skincare experience. Together, with our powerful community of aestheticians, consumers and partners, we are personalizing skin care solutions for all ages, genders, skin tones, and skin types. Hydrafacial is available in more than 90 countries with an install base of over 25,000 delivery systems providing millions of experiences to consumers each year. Find a local Hydrafacial at https://hydrafacial.com/find-a-provider/. For more information, visit www.beautyhealth.com.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding The Beauty Health Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Important factors that may affect actual results or outcomes include, among others: The Beauty Health Company’s ability to manage growth; The Beauty Health Company’s ability to execute its business plan; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts
The One Nine Three Group
Investors: BeautyHealthIR@the193.com
Press: BeautyHealth@the193.com

The Beauty Health Company
Consolidated Statements of Comprehensive Income (Loss)
(in thousands except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$98,133	$77,889	$365,876	$260,086
Cost of sales	32,959	21,128	115,536	78,259
Gross profit	65,174	56,761	250,340	181,827
Operating expenses:
Selling and marketing	39,021	37,053	160,076	111,583
Research and development	1,446	1,875	8,444	8,195
General and administrative	28,472	25,045	106,100	98,688
Total operating expenses	68,939	63,973	274,620	218,466
Loss from operations	(3,765)	(7,212)	(24,280)	(36,639)
Interest expense, net	3,395	3,488	13,392	11,777
Interest income	(5,565)	—	(9,175)	(39)
Other expense, net	1,270	160	1,650	4,489
Change in fair value of warrant liabilities	(6,822)	5,982	(78,343)	277,315
Change in fair value of earn-out shares liability	—	—	—	47,100
Foreign currency transaction (gain) loss, net	1,364	(594)	3,164	69
Income (loss) before provision for income taxes	2,593	(16,248)	45,032	(377,350)
Income tax expense (benefit)	(1,222)	1,063	648	(2,242)
Net income (loss)	$3,815	$(17,311)	$44,384	$(375,108)
Comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2,195	594	(3,273)	(1,499)
Comprehensive income (loss)	$6,010	$(16,717)	$41,111	$(376,607)
Net income (loss) per share
Basic	$0.03	$(0.12)	$0.30	$(3.67)
Diluted	$0.03	$(0.12)	$(0.23)	$(3.67)
Weighted average common shares outstanding
Basic	138,198,781	146,300,438	147,554,090	102,114,949
Diluted	138,198,781	146,300,438	148,506,312	102,114,949

The Beauty Health Company
Consolidated Balance Sheets
(in thousands, except for share amounts)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$568,197	$901,886
Accounts receivable, net of allowances for doubtful accounts of $2,929 and $2,681 at December 31, 2022 and December 31, 2021, respectively	76,494	46,824
Prepaid expenses and other current assets	26,698	12,322
Income tax receivable	1,280	4,599
Inventories	116,430	35,261
Total current assets	789,099	1,000,892
Property and equipment, net	18,184	16,183
Right-of-use assets, net	15,637	14,992
Intangible assets, net	46,386	56,010
Goodwill	124,593	123,694
Deferred income tax assets, net	815	330
Other assets	14,193	6,705
TOTAL ASSETS	$1,008,907	$1,218,806
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,335	$29,049
Accrued payroll-related expenses	21,677	28,662
Other accrued expenses	15,183	14,722
Lease liabilities, current	4,958	3,712
Income tax payable	962	292
Total current liabilities	73,115	76,437
Lease liabilities, non current	12,689	12,781
Deferred income tax liabilities, net	2,011	3,561
Warrant liabilities	15,473	93,816
Convertible senior notes, net	734,143	729,914
TOTAL LIABILITIES	837,431	916,509
Stockholders’ equity:
Class A Common Stock, $0.0001 par value; 320,000,000 shares authorized; 132,214,695 and 150,598,047 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	14	16
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	550,320	722,250
Accumulated other comprehensive loss	(4,530)	(1,257)
Accumulated deficit	(374,328)	(418,712)
Total stockholders’ equity	171,476	302,297
LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,008,907	$1,218,806